News Release

Patrick Industries, Inc. Reports Second Quarter 2025 Financial Results
Second Quarter 2025 Highlights (compared to Second Quarter 2024 unless otherwise noted)
•Net sales increased 3% to $1.05 billion, driven by 7% growth in the Company's RV business and 3% growth in its Housing business, which more than offset reductions of 1% and 7% in the Company's Marine and Powersports businesses, respectively.
•Operating income increased 2% to $87 million, while operating margin was 8.3%, or flat versus the prior year.
•Net income was $32 million and diluted earnings per share (EPS) was $0.96.
•Excluding one-time expenses related to a legal settlement1, adjusted net income2 was $51 million and adjusted diluted EPS2 was $1.50 compared to $1.44 in the prior year period.
•Reported and adjusted diluted EPS2 include the dilutive impact of convertible notes and related warrants, or approximately $0.03 per share, compared to $0.02 in the prior year period.
•Adjusted EBITDA2 increased 4% to $135 million; adjusted EBITDA margin2 increased 10 basis points to 12.9%.
•Cash flow provided by operating activities, on a year-to-date basis, grew to $189 million compared to $173 million in the same period last year. Free cash flow2 on a trailing twelve-month basis was $262 million.
•Returned $36.5 million of cash to shareholders, including share repurchases of more than $23 million and regular quarterly dividends of $13 million; total net liquidity was $835 million at the end of the second quarter.
•Ended the second quarter with a total net leverage ratio of 2.6x.

ELKHART, IN, July 31, 2025 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the second quarter and six months ended June 29, 2025.

"Our performance and results, which included net sales and adjusted EPS2 growth, reflect our team's disciplined execution in what remains a very dynamic business environment," said Andy Nemeth, Chief Executive Officer. "We continued to focus heavily in the quarter on expanding our innovative solutions-based offerings and capabilities through our prototyping and Advanced Product Group, along with our investments in the aftermarket through RecPro. Our strong cash flows, solid balance sheet with ample liquidity, and flexible operating model strategically position us to be scalable to quickly pivot and accelerate growth when the retail market inflection occurs while continuing to pursue accretive acquisitions that align with our long-term objectives."

Net sales increased 3%, or $31 million, to $1.05 billion, compared to $1.02 billion in the second quarter of 2024. The growth in net sales was due to higher revenue in our RV and Manufactured Housing ("MH") end markets as a result of acquisitions and share gains, which more than offset lower revenue in our Marine and Powersports end markets.
Operating income increased 2% to $87 million in the second quarter of 2025. Operating margin was flat at 8.3% versus the same period a year ago.

Net income decreased 32% to $32 million, or $0.96 per diluted share, compared to $48 million, or $1.44 per diluted share in the second quarter of 2024. Excluding one-time expenses related to a legal settlement1, adjusted net income2 in the second quarter of 2025 was $51 million, or $1.50 per diluted share, compared to adjusted net income2 of $48 million, or $1.44 per diluted share, in the prior year period. Reported and adjusted diluted earnings per share2 in the second quarter of 2025 include approximately $0.03 of dilution from our convertible notes and related warrants compared to $0.02 in the prior year period.

Jeff Rodino, President – RV, said, "Patrick's diversified model continued to demonstrate its resilience in very dynamic market conditions following the tariff announcements in April. Despite the tariff uncertainty, our markets behaved largely in line with our expectations in the second quarter. We are highly focused on taking advantage of the current environment to optimize our processes, invest in our new product development and organic growth initiatives, execute on accretive acquisitions, and bolster our financial foundation so we can accelerate our growth trajectory as demand recovers."

Second Quarter 2025 Revenue by Market Sector (compared to Second Quarter 2024 unless otherwise noted)
RV (46% of Revenue)
•Revenue of $479 million increased 7% while wholesale RV industry unit shipments were flat.
•Content per wholesale RV unit (on a trailing twelve-month basis) was flat at $4,952 when compared to the prior year period, and increased 2% when compared to the first quarter of 2025.

Marine (15% of Revenue)
•Revenue of $156 million decreased 1% while estimated wholesale powerboat industry unit shipments decreased 5%.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 2% to $4,012 when compared to the prior year period, and increased 1% when compared to the first quarter of 2025.

Powersports (9% of Revenue)
•Revenue of $96 million decreased 7% as market share gains and a favorable shift in OEM attachment rates for premium utility vehicle content helped offset the impact of lower estimated total wholesale powersports industry unit shipments.

Housing (30% of Revenue, comprised of MH and Industrial)
•Revenue of $315 million increased 3%; estimated wholesale MH industry unit shipments increased 3%; total housing starts decreased 1%.
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 3% to $6,670 when compared to the prior year period, and was flat when compared to the first quarter of 2025.

Balance Sheet, Cash Flow and Capital Allocation
For the first six months of 2025, cash provided by operating activities was $189 million compared to $173 million for the prior year period. Purchases of property, plant and equipment totaled $18 million in the second quarter of 2025, reflecting continued investments in automation and innovation initiatives coupled with maintenance capital expenditures. On a trailing twelve-month basis, free cash flow2 through the second quarter of 2025 was $262 million compared to $348 million through the second quarter of 2024. The Company repaid approximately $157 million of long-term debt during the second quarter of 2025.
Patrick remained disciplined in allocating and deploying capital during the quarter while returning cash to shareholders. During the quarter, the Company repurchased approximately 277,800 shares for more than $23 million and paid regular quarterly dividends of $13 million to shareholders. Unused capacity under the Company's share repurchase authorization was $168 million at the end of the second quarter.

Total debt at the end of the second quarter was approximately $1.3 billion, resulting in a total net leverage ratio of 2.6x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $835 million.

Business Outlook and Summary
"We are optimistic that the resilience in the equity markets and added clarity related to tariffs following the uncertainty we experienced in April will help improve consumer sentiment as the year progresses," continued Mr. Nemeth. "With the bulk of the retail selling season behind us in our Outdoor Enthusiast markets, our expectation for lower wholesale shipments in the second half of the year compared to the first half remains relatively unchanged. The strategic operational adjustments we have continued to make have positioned us to capitalize on positive market developments should demand exceed our forecast. Our team has focused on and delivered solid organic growth in the first half of the year, and we expect to more acutely focus our capital allocation on strategic acquisitions in the second half of 2025 and into 2026, as we believe pent-up demand and improving market conditions will catalyze the earnings power of Patrick's differentiated business model. Our team remains fully engaged toward driving profitable growth while delivering exceptional value to our customers and other stakeholders at the highest level."
1The Company's second quarter 2025 results include a non-product related legal settlement related to a motor vehicle accident, which resulted in a double-fatality.
2See additional information at the end of this release regarding non-GAAP financial measures.
Conference Call Webcast
Patrick Industries will host an online webcast of its second quarter 2025 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investors,” on Thursday, July 31, 2025 at 10:00 a.m. Eastern Time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com, under “Investors.”
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are forward-looking in nature. The forward-looking statements are based on current expectations and our actual results may differ materially from those projected in any forward-looking statement. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Factors that could cause actual results to differ materially from those in forward-looking statements included in this press release include, without limitation: adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products and inflationary pressures; the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; declines in the level of unit shipments or reduction in growth in the markets we serve; the availability of retail and wholesale financing for RVs, watercraft and powersports products, and residential and manufactured homes; pricing pressures due to competition; costs and availability of raw materials, commodities and energy and transportation; supply chain issues, including financial problems of manufacturers, dealers or suppliers and shortages of adequate materials or manufacturing capacity; the challenges and risks associated with doing business internationally; challenges and risks associated with importing products, such as the imposition of duties, tariffs or trade restrictions, changes in international trade relationships or governmental policies, including the imposition of price caps, or the imposition of trade restrictions or tariffs on any materials or products used in the operation of our business; the ability to manage our working capital, including inventory and inventory obsolescence; the availability and costs of labor and production facilities and the impact of labor shortages; fuel shortages or high prices for fuel; any interruptions or disruptions in production at one of our key facilities; challenges with integrating acquired businesses; the impact of the consolidation and/or closure of all or part of a manufacturing or distribution facility; an impairment of assets, including goodwill and other long-lived assets; an inability to attract and retain qualified executive officers and key personnel; the effects of union organizing activities; the impact of governmental and environmental regulations, and our inability to comply with them; changes to federal, state, local or certain international tax regulations; unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, services, perceived environmental impacts, or otherwise; public health emergencies or pandemics, such as the COVID-19 pandemic; our level of indebtedness; our inability to comply with the covenants contained in our senior secured credit facility; an inability to access capital when needed; the settlement or conversion of our notes; fluctuations in the market price for our common stock; an inability of our information technology systems to perform adequately; any disruptions in our business due to an IT failure, a cyber-incident or a data breach; any adverse results from our evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; certain provisions in our Articles of Incorporation and Amended and Restated By-laws that may delay, defer or prevent a change in control; adverse conditions in the insurance markets; and the impact on our business resulting from wars and military conflicts, such as war in Ukraine and evolving conflict in the Middle East.

The Company does not undertake to publicly update or revise any forward-looking statements. Information about certain risks that could affect our business and cause actual results to differ from those express or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Second Quarter Ended		Six Months Ended
($ and shares in thousands, except per share data)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net sales	$1,047,554	$1,016,624	$2,050,974	$1,950,116
Cost of goods sold	796,922	785,330	1,571,751	1,513,967
Gross profit	250,632	231,294	479,223	436,149

Operating Expenses:
Warehouse and delivery	46,075	38,739	90,657	76,188
Selling, general and administrative	93,206	83,588	187,137	168,834
Amortization of intangible assets	24,629	24,278	49,138	47,096
Total operating expenses	163,910	146,605	326,932	292,118
Operating income	86,722	84,689	152,291	144,031
Interest expense, net	18,869	20,343	37,981	40,433
Other expenses	24,420	—	24,420	—
Income before income taxes	43,433	64,346	89,890	103,598
Income taxes	10,997	16,462	19,216	20,621
Net income	$32,436	$47,884	$70,674	$82,977

Basic earnings per common share (1)	$1.00	$1.47	$2.17	$2.55
Diluted earnings per common share (1)	$0.96	$1.44	$2.07	$2.50

Weighted average shares outstanding - Basic (1)	32,520	32,586	32,595	32,533
Weighted average shares outstanding - Diluted (1)	33,823	33,254	34,116	33,187
(1)Prior year periods reflect the impact of the three-for-two stock split paid in December 2024.

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
($ in thousands)	June 29, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$21,974	$33,561
Trade and other receivables, net	270,135	178,206
Inventories	554,631	551,617
Prepaid expenses and other	53,218	59,233
Total current assets	899,958	822,617
Property, plant and equipment, net	406,871	384,903
Operating lease right-of-use assets	190,588	200,697
Goodwill and intangible assets, net	1,568,094	1,600,125
Other non-current assets	13,701	12,612
Total assets	$3,079,212	$3,020,954
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,250	$6,250
Current operating lease liabilities	55,186	53,697
Accounts payable	284,510	187,915
Accrued liabilities	114,376	105,753
Total current liabilities	460,322	353,615
Long-term debt, less current maturities, net	1,266,298	1,311,684
Long-term operating lease liabilities	139,686	151,026
Deferred tax liabilities, net	53,564	61,346
Other long-term liabilities	16,233	14,917
Total liabilities	1,936,103	1,892,588

Total shareholders' equity	1,143,109	1,128,366

Total liabilities and shareholders' equity	$3,079,212	$3,020,954

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
($ in thousands)	June 29, 2025	June 30, 2024
Cash flows from operating activities
Net income	$70,674	$82,977
Depreciation and amortization	85,255	81,816
Stock-based compensation expense	11,300	9,742
Deferred income taxes	(7,782)	—
Other adjustments to reconcile net income to net cash provided by operating activities	2,283	1,419
Change in operating assets and liabilities, net of acquisitions of businesses	27,737	(3,296)
Net cash provided by operating activities	189,467	172,658
Cash flows from investing activities
Purchases of property, plant and equipment	(38,446)	(32,411)
Business acquisitions and other investing activities	(48,172)	(354,402)
Net cash used in investing activities	(86,618)	(386,813)
Net cash flows (used in) provided by financing activities	(114,436)	246,706
Net (decrease) increase in cash and cash equivalents	(11,587)	32,551
Cash and cash equivalents at beginning of year	33,561	11,409
Cash and cash equivalents at end of period	$21,974	$43,960

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation of earnings per common share:

	Second Quarter Ended		Six Months Ended
($ in thousands, except per share data)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Numerator:
Earnings for basic earnings per common share calculation	$32,436	$47,884	$70,674	$82,977
Denominator: (1)
Weighted average common shares outstanding - basic	32,520	32,586	32,595	32,533
Weighted average impact of potentially dilutive convertible notes	903	391	984	349
Weighted average impact of potentially dilutive warrants	199	—	295	—
Weighted average impact of potentially dilutive securities	201	277	242	305
Weighted average common shares outstanding - diluted	33,823	33,254	34,116	33,187
Earnings per common share: (1)
Basic earnings per common share	$1.00	$1.47	$2.17	$2.55
Diluted earnings per common share	$0.96	$1.44	$2.07	$2.50
(1)Prior year periods reflect the impact of the three-for-two stock split paid in December 2024.

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share ("adjusted diluted EPS"), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. Content per unit metrics are generally calculated using our market sales divided by Company estimates based on third-party measures of industry volume. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income tax expense to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation, legal settlement, loss on sale of property, plant and equipment, acquisition related transaction costs, acquisition related fair-value inventory step-up adjustments and subtracting out the gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition related transaction costs, net of tax, legal settlement, net of tax and acquisition related fair-value inventory step-up adjustments, net of tax. Adjusted diluted EPS is calculated as adjusted net income divided by our weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition related transaction costs and acquisition related fair-value inventory step-up adjustments. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from net cash provided by operating activities. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are Company estimates based on data provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following table reconciles net income to EBITDA and adjusted EBITDA:

	Second Quarter Ended		Six Months Ended
($ in thousands)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net income	$32,436	$47,884	$70,674	$82,977
+ Depreciation & amortization	42,609	41,481	85,255	81,816
+ Interest expense, net	18,869	20,343	37,981	40,433
+ Income taxes	10,997	16,462	19,216	20,621
EBITDA	104,911	126,170	213,126	225,847
+ Stock-based compensation	6,051	4,282	11,300	9,742
+ Acquisition related transaction costs	—	—	64	4,998
+ Acquisition related fair-value inventory step-up	—	—	—	822
+ Legal settlement	24,420	—	24,420	—
+ Loss (gain) on sale of property, plant and equipment	52	(354)	2,094	(368)
Adjusted EBITDA	$135,434	$130,098	$251,004	$241,041

The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
($ in thousands)	June 29, 2025	June 30, 2024
Cash flows from operating activities	$343,650	$402,979
Less: purchases of property, plant and equipment	(81,717)	(54,907)
Free cash flow	$261,933	$348,072

The following table reconciles operating margin to adjusted operating margin:

	Second Quarter Ended		Six Months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Operating margin	8.3%	8.3%	7.4%	7.4%
Acquisition related transaction costs	—%	—%	—%	0.3%
Acquisition related fair-value inventory step-up	—%	—%	—%	—%
Adjusted operating margin	8.3%	8.3%	7.4%	7.7%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

	Second Quarter Ended		Six Months Ended
($ in thousands, except per share data)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net income	$32,436	$47,884	$70,674	$82,977
+ Acquisition related transaction costs	—	—	64	4,998
+ Acquisition related fair-value inventory step-up	—	—	—	822
+ Legal settlement	24,420	—	24,420	—
- Tax impact of adjustments	(6,039)	—	(6,055)	(1,488)
Adjusted net income	$50,817	$47,884	$89,103	$87,309

Diluted earnings per common share (1)	$0.96	$1.44	$2.07	$2.50
Acquisition related transaction costs, net of tax (1)	—	—	—	0.11
Acquisition related fair-value inventory step-up, net of tax (1)	—	—	—	0.02
Legal settlement, net of tax	0.54	—	0.54	—
Adjusted diluted earnings per common share (1)	$1.50	$1.44	$2.61	$2.63
(1)Prior year periods reflect the impact of the three-for-two stock split paid in December 2024.